Exhibit 99.3

UNAUDITED PRO FORMA COMBINED

STATEMENTS OF OPERATIONS

On April 13, 2023, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 13, 2023, by and among ZRCN, Inc. (f/k/a Harmony Energy Technologies Corp.) (the “Company”), ZRCN, Inc., a California corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Zircon Corporation, a California corporation (“Zircon”), upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by Zircon’s shareholders, Merger Sub will be merged with and into Zircon (the “Merger”), with Zircon surviving the Merger as a wholly-owned subsidiary of the Company. The Merger closed on April 14, 2023.

The following unaudited pro forma combined statements of operations, balance sheet, and related notes present the historical statements of operations of Zircon Corporation adjusted to reflect the Merger and has been prepared for informational purposes only. The historical consolidated financial statements and balance sheet have been adjusted in the Unaudited Pro Forma Combined Statement of Operations and Unaudited Pro Forma Combined Balance Sheet to give effect to pro forma events that are: (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the unaudited pro forma combined statements of operations and balance sheet, expected to have a continuing impact on the combined results following the business combination. The unaudited pro forma combined statements of operations and balance sheet for the twelve months ended December 31, 2022, give effect to the acquisition as if it had occurred on January 1, 2023.

Unaudited Pro Forma Combined Statements of Operations

Year Ended December 31, 2022

	Zircon Co.	Harmony Energy Technology	Pro Forma Adjustments	Notes	Pro Forma Combined
Net Sales	$30,235,519	$-			$30,235,519
Cost of Sales	(19,194,835)	-			(19,194,835)
Gross Profit	11,040,685	-			11,040,685
Gross Margin	37%	0%			37%
					-
Selling, Administrative and Other Costs	(9,659,113)	(291,117)			(9,950,230)
					-
Operating Profit	1,381,572	(291,117)			1,090,455

Other Income / (Expense)
Financial expenses	-	(47,121)			(47,121)
Interest Income / (Expense)	(405,488)	-			(405,488)
Stock based compensation	-	(36,000)			(36,000)
Depreciation	-	(430)			(430)
Gain on disposal	-	-			-
Gain on lease termination	-	-			-
Other Income	-	16,731			16,731
Foreign exchange Gain / (loss)	-	26,320			26,320
IP Enforcement (Expense)	(254,299)	-			(254,299)
Total Other Income / (Expense)	(659,787)	(40,500)			(700,287)

Foreign currency Translation of differences	-	31,787			31,787
Income before provision for income taxes	721,785	(299,830)			421,955
					-
Provisions for taxes	(1,484)	-			(1,484)
NET INCOME	$720,301	$(299,830)			$420,471

Unaudited Pro Forma Combined Balance Sheet

Year Ended December 31, 2022

	Dec-22	Dec-21
ASSETS:
Current Assets:
Cash	$112,925	$237,959
VAT recoverable	-	54,947
Accounts Receivable net of allowances	7,588,818	10,895,341
Other Receivables	200,449	175,751
Note Receivable from shareholder	50,000	-
Inventory net of reserves	14,298,858	11,928,042
Prepaid Taxes and Deposits	822,526	226,647
Total Current Assets	23,073,576	23,518,687

Non-current assets:
Net Property & Equipment	2,005,079	2,732,951
Patents (Net)	825,805	838,234
Long Term Deposits	89,656	123,109
Total non-current assets	2,920,540	3,694,294
Total Assets	25,994,116	27,212,981

LIABILITIES:
Current Liabilities:
Accounts Payable	5,436,775	6,482,607
Line of Credit	7,043,665	3,500,000
Notes Payable	410,000	410,000
Accrued Expenses	1,665,610	2,785,174
Due to affiliate	85,073	346,082
Loan Payable	502,928	189,717
Loan from related parties	78,205	464,653
Total Current Liabilities	15,222,256	14,178,233

Non-current Liabilities
Bank Note Payable	270,834	680,834
Shareholder Note Payable	1,707,420	1,555,175
Total non-current liabilities	1,978,254	2,236,009
Total Liabilities	17,200,510	16,414,242

EQUITY:
Share Capital	2,115	1,978
Additional paid in capital	1,791,185	1,653,822
Accumulated other comprehensive loss	(5,021)	(36,809)
Common Stock	1,000	1,000
Retained Earnings	7,004,327	9,178,748
Total Equity	8,793,606	10,798,739
Total Liability and Shareholder Equity	$25,994,116	$27,212,981

Notes to Unaudited Pro Forma Combined

Statements of Operations

Note 1 — Basis of Presentation

The unaudited pro forma combined statements of operations were derived from the historical audited consolidated financial statements and unaudited consolidated financial statements of Zircon and Harmony Energy Technology, and give effect to the acquisition as if it had occurred on January 1, 2023. The historical consolidated financial statements have been adjusted in the unaudited pro forma combined statements of operations to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable, and (3) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results following the business combination. The unaudited pro forma combined statement of operations are based on a preliminary purchase price allocation, provided for illustrative purposes only, and do not purport to represent what the combined company’s results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. In addition, the unaudited pro forma combined statement of operations do not reflect any future planned cost savings initiatives following the completion of the business combination.